As filed with the Securities and Exchange Commission on November 13, 2014.

Registration File No. 333-128717

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

Greer Bancshares Incorporated

(Exact name of registrant as specified in its charter)

  South Carolina

57-1126200

(State or other jurisdiction of

(I.R.S. Employer

incorporation or organization)

Identification No.)

1111 W. Poinsett Street, Greer South Carolina      ___29650

(Address of Principal Executive Offices)   (Zip Code)

Greer Bancshares Incorporated 1998 Plan

 (Full title of the plan)

J. Richard Medlock, Jr., Executive Vice President and Chief Financial Officer

1111 W. Poinsett Street, Greer South Carolina 29650

(Name and address of agent for service)

(864) 877-2000

(Telephone number, including area code, of agent for service)

Copies to:

Andrew B. Coburn, Esq.

Wyche, P.A.

44 East Camperdown Way, Greenville, South Carolina 29601

(864) 242-8200 (telephone) (864) 235-8900 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large Accelerated Filer ____

Accelerated Filer ____

Non-Accelerated Filer

Smaller reporting company _X___

(Do not check if a smaller reporting company)

This Post-Effective Amendment to Registration Statement No. 333-128717 shall become effectively automatically upon the date of filing in accordance with Rule 464 promulgated under the Securities Act of 1933, as amended.

Explanatory Note

This Post-Effective Amendment to Registration Statement on Form S-8 (this “Amendment”) is being filed for the purpose of removing from registration all of the shares of common stock, par value $5.00 per share (the “Shares”), that remain available for issuance pursuant to the Greer Bancshares Incorporated 1998 Plan (the “Plan”), which Shares are covered by Registration Statement on Form S-8 (No. 333-128717) filed on September 30, 2005 (the “Registration Statement”).

On October 10, 2014, Greer Bancshares Incorporated (the “Company”) filed a Form 15 to begin the process to terminate the registration of its common stock and cease filing reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.  However, the suspension of the obligation to file reports is unavailable to any class of securities for a fiscal year in which a registration statement that is effective under the Securities Act of 1933, as amended, is required to be updated pursuant to Section 10(a)(3) of the Securities Act of 1933, as amended.  The Company filed the Registration Statement relating to the Shares that may be issued pursuant to the Plan.  The Registration Statement continues to be effective and is required to be updated pursuant to Section 10(a)(3) of the Securities Act of 1933, as amended.

Termination of Registration

Based on the foregoing Explanatory Note, the Company is therefore filing this Amendment to deregister all of the Shares that remain available for future issuance under the Plan in order to terminate the Company’s obligation to file reports under the Securities Exchange Act of 1934, as amended.  In accordance with the foregoing, the Company hereby removes from registration all the Shares under the Registration Statement which remain unissued and unsold as of the date hereof.

[SIGNATURES FOLLOW ON NEXT PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greer, State of South Carolina, on November 13, 2014.  No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

GREER BANCSHARES INCORPORATED

By: /s/ J. Richard Medlock, Jr.

       J. Richard Medlock, Jr., Chief Financial Officer